Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-212996 and 333-215068 on Form S-8 of our reports dated February 27, 2020, relating to the consolidated financial statements of First Hawaiian, Inc. and Subsidiary and the effectiveness of First Hawaiian, Inc.’s internal control over financial reporting dated February 27, 2020, appearing in this Annual Report on Form 10-K of First Hawaiian, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

February 27, 2020